Exhibit 99.1

CORONUS SOLAR INC.

Suite 1100 - 1200 West 73rd Avenue Vancouver, B.C. V6P 6G5 Canada	Telephone 604-267-7078 Facsimile 604-267-7080 www.coronusenergy.com

NEWS RELEASE For Immediate Release	OTCBB - CRNSF
SOLAR POWER SYSTEMS AGREEMENT

Vancouver, B.C. – April 1, 2011 – Jeff Thachuk, President of Coronus Solar Inc. (the “Company”), announced today that on March 31, 2011, the Company and its wholly-owned subsidiary, Coronus Energy Corp. (“Coronus”), entered into a purchase agreement for utility-scale, ground-mount, solar photovoltaic (PV) power systems (the “Agreement”) with Belectric, Inc. (“Belectric USA”). Under the Agreement, Coronus agreed to acquire a total of 21 MW_ac of utility-scale, ground-mount, solar PV power systems from Belectric USA, for total consideration of USD $76,818,000, exclusive of taxes (the “Basic Price”). On entering into the Agreement, the Company paid 15% of the Basic Price, or USD $11,522,700, by way of issuing 10,974,000 shares of common stock (the “Payment Shares”) to Belectric USA, at a deemed price of USD $1.05 per share. As a consequence of the issuance of the Payment Shares, the Company now has 26,729,086 shares of common stock issued and outstanding, of which Belectric USA holds 41.1%.

Under the Agreement, Coronus has until December 31, 2013, to deploy the solar PV systems. Under the Agreement, Coronus is to provide the sites for the systems, pay for the utility interconnection requests and studies, and obtain the power purchase agreements and land use permits. Additionally, Coronus is to provide Belectric with satisfactory proof of secured financing, on a per project basis, prior to the commencement of construction of each of the systems. Under the Agreement, Belectric USA is to provide all services necessary for delivery to Coronus of turnkey, operation ready, solar PV systems, and for connection of the systems to the utilities’ grids. Belectric USA agrees to design the systems to optimize revenue, with emphasis placed on the utilities’ time of delivery periods and factors. Additionally, Belectric USA shall be responsible for managing the operation of the solar PV systems, throughout the duration of the power purchase agreement underlying each system, and will receive, for the services to be provided, remuneration in the amount of USD $25 per kWp (DC rated output) per year.

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With “Belectric” subsidiaries in 15 countries, Belectric International designs, manufactures and constructs utility-scale, solar PV systems worldwide. According to IMS Research’s 2010 Global PV System Integrator Rankings, Belectric International was the global leader in 2010, developing more than 300 MW of solar PV systems worldwide.

On behalf of the Board of Directors,

Coronus Solar Inc.

“Jeff Thachuk ”

Jeff Thachuk

President

Forward Looking Statements:  Statements included in this announcement, including statements concerning our plans, intentions and expectations, which are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements”. Forward-looking statements may be identified by words including “anticipates”, “believes”, “intends”, “estimates”, “expects” and similar expressions. The company cautions readers that forward-looking statements, including without limitation those relating to the company's future operations and business prospects, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements.

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